CROSS PROMOTION AGREEMENT


        THIS CROSS PROMOTION AGREEMENT, dated April 5, 1999 (the "Agreement"), is made between 24/7 Media, Inc. ("24/7"), a Delaware corporation with an address at 1250 Broadway, 27th floor, New York, NY 10001 and TechWave Inc. ("TW"), a Washington corporation with an address at 411 First Avenue South, Suite 200 N, Seattle, WA 98104.

        WHEREAS, 24/7 operates networks of Internet Web sites (collectively, the "24/7 Network") for which it solicits advertising, promotions and direct marketing to generate revenues for the Web sites affiliated with the 24/7 Network (the "24/7 Affiliates"), places advertising, promotions and direct marketing on the 24/7 Network for advertisers and agencies (the "24/7 Advertisers") and, through its Sift, Inc. subsidiary, offers customer relationship management and other e-mail based services (collectively, the "24/7 Services");

        WHEREAS, TW currently provides e-commerce technology and enabling services; online store development, creative design services, product fulfillment and online sales and marketing to third parties ("TW Affiliates") for the establishment and promotion of transactional capabilities through the Internet (the "TW Services");

        WHEREAS, 24/7 and TW wish to cross promote each other's services to their customer bases on a most favored nation basis and to jointly promote their services to prospective new customers; for purposes of this Agreement, "Most Favored Nation" shall mean that services are offered to a party on terms and conditions, including price, that are at least as favorable as those offered to other parties that are comparable in size and scope;

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, 24/7, and TW agree as follows:

1.      Promotion and Provision of TW Services

        A. 24/7 agrees to promote to 24/7 Affiliates the TW Services. 24/7 shall make an initial direct marketing solicitation of the 24/7 Affiliates and shall provide reasonable additional support as may be requested by TW from time to time;

        B. TW agrees to provide special incentives to 24/7 Affiliates in order to induce them to avail themselves of the TW Services; these special incentives will be mutually agreed upon by both 24/7 and TW and are contemplated to be discounts and similar arrangements;

        C. TW shall be solely responsible for development of marketing materials relating to TW Services.

        D. 24/7 shall be responsible for the mailing costs associated with the TW Services as it is offered to 24/7 Affiliates.

        E. TW shall be solely responsible for providing all TW Services, including customer service in respect of the TW Services;

        F. TW shall be deemed the seller of TW Services pursuant hereto and shall be solely responsible for collecting and remitting to the appropriate jurisdiction any and all

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applicable sales or use or other taxes and shall fully indemnify and hold 24/7 harmless for any sales, use or similar transaction taxes that are assessed, whether against 24/7 or TW, with respect to the sale of TW Services;

        G. TW agrees to pay 24/7 20% of all gross revenue generated and collected by TW during the term of this Agreement from the sale of TW Services to 24/7 Affiliates and 24/7 Advertisers. TW agrees to provide 24/7 within 45 days after the end of each month with (i) a report showing all 24/7 Affiliates for which TW provided TW services in the prior month and the revenue generated from such TW Services and (ii) payment equal to 24/7's appropriate share of all revenue collected in the prior month.

        H. The revenue sharing payment contemplated by Section 1.G. shall apply only in respect of existing and after acquired 24/7 Affiliates and 24/7 Advertisers who are not currently also TW Affiliates at the time they are acquired by 24/7. A list of all current 24/7 Affiliates is attached hereto as
Exhibit 1. A list of all current TW Affiliates is attached hereto as Exhibit 2. TW agrees not to solicit any current or future 24/7 Affiliate or 24/7 Advertiser except pursuant to a joint promotion prepared by both parties pursuant hereto.


2.      Promotion and Provision of 24/7 Services

        A. TW agrees to promote to TW Affiliates the 24/7 Services. TW shall make an initial direct marketing solicitation of the TW Affiliates and shall provide reasonable additional support as may be requested by 24/7 from time to time;

        B. 24/7 agrees to provide special incentives to TW Affiliates in order to induce them to avail themselves of the 24/7 Services; these special incentives will be mutually agreed upon by both 24/7 and TW and are contemplated to be discounts and similar arrangements.

        C. 24/7 shall be solely responsible for development of marketing materials relating to 24/7 Services.

        D. TW shall be responsible for the mailing costs associated with the 24/7 Services as it is offered to TW Affiliates.

        E. 24/7 shall be solely responsible for providing all 24/7 Services, including customer service in respect of the 24/7 Services;

        F. 24/7 shall be deemed the seller of 24/7 Services pursuant hereto and shall be solely responsible for collecting and remitting to the appropriate jurisdiction any and all applicable sales or use or other taxes and shall fully indemnify and hold TW harmless for any sales, use or similar transaction taxes that are assessed, whether against 24/7 or TW, with respect to the sale of 24/7 Services;

        G. 24/7 agrees to pay TW a percentage of all revenue generated and collected during the term of this Agreement from the sale of 24/7 Services to TW Affiliates as follows: (i) E-mail services - 15% of gross revenue; (ii) advertising and sponsorship placements - 10% of gross advertising spending (only in instances where no advertising agency commission is earned) per Affiliate;
(iii) Sale of product by TW Affiliates in transactional banners or equivalents run on 24/7 networks - 15% of gross spread, defined as gross revenue minus cost of product and other third party costs; (iv) Transactions for sale of product not by TW Affiliates in transactional

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banners or equivalents run on 24/7 networks - $.40 per transaction with limited fraud check service; additional amounts will be paid for enhanced fraud check services, on a per transaction basis, which will be determined on an as needed basis with most favored nation pricing for 24/7; this provision begins at the time that TW begins providing back-end transaction processing services; (v) Advertising Representations of Network Sites - a finder's fee of (a) $500 per Web site that generates at least 1mm ad impressions per month; (b) $250 per Web site that generates between 500K - 1mm ad impressions per month; and (c) $50 per Web site that generates between 100k - 500K ad impressions per month. This will be determined after Affiliate is represented by 24/7 for a period of 30 days to verify impression levels. 24/7 agrees to provide TW within 45 days after the end of each month with (i) a report showing all TW Affiliates for which 24/7 provided 24/7 services in the prior month and the revenue generated from such 24/7 Services and (ii) payment equal to TW's appropriate share of all revenue collected in the prior month.

        H. The revenue sharing payment contemplated by Section 2.G. shall apply only in respect of existing and after acquired TW Affiliates who are not currently also 24/7 Affiliates or 24/7 Advertisers at the time they are acquired by TW. A list of all current TW Affiliates is attached hereto as Exhibit 2. A list of all current 24/7 Affiliates and 24/7 Advertisers is attached hereto as
Exhibit 1. 24/7 agrees not to solicit any current or future TW Affiliate except pursuant to a joint promotion prepared by both parties pursuant hereto.

3.      Branding.

        A. 24/7 agrees to co-brand its Click2Buy transactional banner service with the "ShopNow" logo in a manner to be mutually agreed upon and to direct traffic to ShopNow.com upon completion of the Click2Buy transaction.

        B. TW agrees to co-brand ShopNow.com with a Click2Buy logo (or other branding as 24/7 chooses) in a manner to be mutually agreed upon.

4.      Additional Covenants.

        A. 24/7 agrees to make available to TW and to TW Affiliates reasonable amounts of advertising inventory on the 24/7 Network, on a cpm, cpc and "default" basis, at "most favored nation" rates, and to make available at least the amount of the guaranteed spend by TW pursuant to 4.B. on a non pre-emptible basis.

        B. TW agrees to purchase advertising on the 24/7 Networks at an aggregate minimum cost of $1,000,000 during each twelve (12) month period of this Agreement (reduced proportionately for any partial period due to early termination of this Agreement);

5. Marketing Programs. 24/7 and TW will jointly define marketing programs and budgets through written marketing plans updated no less frequently than every six (6) months. In the event of a disagreement, 24/7 shall have the final controlling rights on all marketing and promotion of the joint services (including but not limited to presentation, copy, format, design, script development, etc.) subject to non-contravention of existing agreements, laws or regulations, and subject to reasonable limits on costs to be incurred by TW.

6.      Participation in Profilz and other Co-op Databases.

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        A. 24/7 agrees to grant TW access, on a most favored nation price basis, to 24/7 Profilz to enable TW to use Profilz for its own internal purposes or to offer Profilz to TW Affiliates to enhance their online advertising campaigns;

        B. 24/7 also agrees to offer TW access on a most favored nation pricing basis to any other database services or technology that 24/7 develops during the Term;.

        C. Subject to contractual and legal restrictions between TW and TW Affiliates, TW agrees to provide all available registration and transactional information to the Profilz database; 24/7 shall compensate TW for such registration data on a Most Favored Nation basis; TW will have access to contributed names and information that has been appended to it; TW will be able to participate in Profilz and other 24/7 Co-op Database initiatives that are created during the Term of this Agreement.


7.      Exclusivity

        A. TW hereby grants 24/7 the sole third party right to sell advertising, sponsorships and promotions on all web sites operated by TW (Buysoftware.com, shopnow.com, etc.) during the Term. This exclusivity shall expire with respect to any one web site operated by TW (Buysoftware.com, shopnow.com, etc.) in the event 24/7 fails to achieve an overall CPM of $2 or more on such web site for three consecutive months. TW may continue to sell advertising on up to 50% of the advertising inventory on the sites using internal sales force. 24/7 and TW will mutually agree on what part of the sites represent the 50% and may adjust minimum CPM accordingly.

        B. TW hereby grants 24/7 the sole third party right to sell advertising, sponsorships and promotions on all TW affiliate sites. 24/7 agrees and TW acknowledges that TW cannot prohibit TW affiliates from directly engaging other third parties for ad representations.

        C. TW hereby grants to 24/7 the sole third party right to offer ad placement services to TW affiliates. 24/7 agrees and TW acknowledges that TW cannot prohibit TW affiliates from engaging other third parties for ad placements.

        D. TW hereby appoints 24/7 as the premier provider of email services on a service bureau, CRM and list rental basis to TW and TW Affiliates. Such exclusivity is based on TW receiving business terms substantially equivalent to those offered by third parties and shall not preclude TW from sending emails itself; 24/7 acknowledges that TW is party to existing agreements that shall be phased out over 180 days;

        E. 24/7 agrees not to engage any of the following direct competitors of TW as a co-marketing partner for e-commerce technologies offered by TW: Digital River, Cybersource, PaymentTech, Go2Net, Imall, CyberCash, First USA. Also, TW shall have a right of first refusal on any other partnership with 24/7 for e-commerce technology or services from other third parties assuming TW provides similar products and services in terms of functionality and quality;

        F. 24/7 agrees to extend this Agreement to include non-U.S. networks affiliated with 24/7, provided that 24/7 has substantial control of such non-U.S. networks and presuming that TW establishes non-U.S. operations that are on a par in terms of quality with the TW U.S. operations.

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8.      Term and Termination

               A. The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue until terminated by either party pursuant to this Section 8.

               B. Either party may terminate the Agreement by giving written notice no earlier than two years and eight months after the Effective Date. Termination will be effective four (4) months after the date on which written notice is given, as determined under the provisions of Section 19 below, to the other party.

               C. Notwithstanding Section 8.B. above, this Agreement may be terminated by either party on 60 days' prior written notice to the other party upon the occurrence of a material breach by the other party of any covenant, duty or undertaking herein, which material breach continues without cure for a period of 30 days after written notice of such breach from the non-breaching party to the breaching party.

        D. Notwithstanding 8.B above, in the event (i) of a sale or distribution of all or substantially all of the assets of TW or a sale to a single party of more than 50% of the voting stock of TW or (ii) that TW or its affiliates begins to compete directly with the 24/7 Services, 24/7 may, in its sole discretion, terminate this Agreement immediately. In the event that 24/7 terminates this Agreement pursuant to the preceding sentence of this Section, TW shall reimburse 24/7 for reasonable out-of-pocket expenses incurred in transferring the Agreement, at 24/7's election, to another e-commerce vendor. With 24/7's approval, which shall not be unreasonably withheld, TW may negotiate transfer expenses on behalf of 24/7 with another e-commerce vendor of 24/7's choosing to ensure the reasonableness of the expenses. With 24/7's approval, TW may provide components of the transfer.

        E. Either party may terminate this Agreement with immediate effect: (i) upon the institution by the other party of proceedings to be adjudicated a bankrupt or insolvent, or the consent by the other party to institution of bankruptcy or insolvency proceedings against it or the filing by the other party of a petition or answer or consent seeking reorganization or release under the Federal Bankruptcy Code, or any other applicable Federal or state law, or the consent by the other party to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of the other party or of any substantial part of its property, or the making by the other party of an assignment for the benefit of creditors, or the admission in writing by the other party of an assignment for the benefit of creditors, or the admission in writing by the other party of its inability to pay its debts generally as they become due or the taking of corporate action by the other party in furtherance of any such actions; (ii) if, within 60 days after the commencement of an action against the other party seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the other party stayed, or if the stay of any such order or proceeding shall thereafter be set aside; or if, within 60 days after the appointment without the consent or acquiescence of the other party of any trustee, receiver or liquidator or similar official of the other party, or of all or any substantial part of the property of the other party, such appointment shall not have been vacated.
        F. Notwithstanding Section 8.A above, this Agreement will terminate if the Equity Exchange set forth in Section 9 of this Agreement is not closed within 10 days of execution of this Agreement.

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9.      Stock Purchase.

        A. Pursuant to the Equity Exchange Agreement, a copy of which is attached hereto, within 10 days after the Effective Date, TW shall issue to 24/7 4,300,000 shares of preferred stock of TW with a market value of $30,100,000 (based on a pre-investment fully diluted value of TW of approximately $150,000,000). The number of all shares issued shall represent approximately 19.8% of outstanding stock of TW after issuance.

        B. On the effective date of the Equity Exchange Agreement, TW shall deliver to 24/7 shares of preferred stock of TW with a value of $22,850,000 and shall hold the remainder in escrow (the "First Closing"). As consideration for this issue, on the effective date of the Equity Exchange Agreement, 24/7 shall deliver to TW, pursuant to a separate Equity Exchange Agreement, shares of 24/7 with a fair market value of $22,850,000, with such fair market value to be determined by reference to the closing price per share of common stock of 24/7 reported by Nasdaq for the five trading days preceding the date of this agreement.

        C. Should 24/7 complete its public offering of shares of common stock currently in registration or prior to May 14, 1999 (which date may be extended by mutual consent), then within five business days of the closing of such public offering, 24/7 shall transfer to TW the sum of $5,000,000 and shall receive in exchange $5,000,000 worth of preferred stock of TW (based on the valuation on the date of this agreement ) held in escrow. Should 24/7 not complete such public offering prior to May 14, 1999, then 24/7 and TW shall promptly schedule a second closing at which 24/7 shall issue to TW shares of common stock of 24/7 with a market value of $5,000,000 (based on the closing price for the five trading days preceding the date of this agreement) and TW shall issue to 24/7 shares of preferred stock of TW with a market value of $5,000,000 (based on the valuation on the date of this agreement).


        D. Promptly after the execution hereof, 24/7 and TW shall commence due diligence and negotiations of an acquisition of Card Secure, Inc. (a majority owned subsidiary of 24/7) by TW. By May 31, 1999, TW and 24/7 shall determine whether or not the transaction shall occur and the relevant terms. Should the parties agree not to consummate the Card Secure transaction or consummate it with an agreed upon valuation for 24/7's interest in Card Secure of less than $2,250,000, then TW shall issue to 24/7 shares of preferred stock of TW with a market value of $2,250,000 (based on the valuation on the date of this agreement) and 24/7 shall issue to TW shares of common stock of 24/7 with a market value of $2,250,000 (based on the closing price for the five trading days preceding the date of this agreement) minus the agreed upon valuation of Card Secure, Inc. in any transaction.

        E. In addition, TW shall issue to 24/7 five-year warrants to purchase shares of common stock of TW equal to 20% of the shares of common stock issuable upon conversion of the preferred stock that it receives pursuant to paragraphs B, C and D hereof at an exercise price equal to the conversion price per share. Such warrants shall contain a "net exercise" feature.

        F. 24/7 Media, upon the execution of the Equity Exchange Agreement, achieving an ownership interest in TW, 24/7 Media will receive one (1) seat on the TW Board of Directors.


10.     Intellectual Property Ownership.

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In the event any inventions, methods, techniques, works of authorship, computer software, computer upgrades, computer programs, service providers, vendor information, training materials, telemarketing scripts, e-mail scripts, computer screens, reports, data, any other proprietary or confidential information is made, created, developed or written hereunder and other intellectual property created, developed or written in accordance with the activities contemplated hereunder ("Developed Material") is, (i) fully paid for by 24/7, such Developed Material shall be deemed the sole property of 24/7 and any use thereof by TW shall require consent thereto by 24/7; (ii) is substantially paid for by 24/7 and TW has had material creative or developmental input therein (including without limitation provision of proprietary or confidential information), then such Developed Material shall be deemed the property of 24/7 with TW having a perpetual non-exclusive, royalty-free right of use thereof; (iii) is substantially paid for by TW and 24/7 has had material creative or developmental input therein (including without limitation provision of proprietary or confidential information), then such Developed Material shall be deemed the property of TW with 24/7 having a perpetual non-exclusive, royalty-free right of use thereof; and (iv) is fully paid for by TW then such Developed Material shall be deemed the sole property of TW and any use thereof by 24/7 shall require consent thereto by TW. Nothing herein shall be construed to restrict, impair or deprive TW or 24/7 of any of their respective rights or proprietary interests in technology or products that existed prior to and independent of the performance of their respective obligations hereunder.

11.     Intellectual Property Infringement.

Each party agrees to defend and/or handle at its own expense, any claim or action against the other party or its affiliates (including without limitation, its parent, subsidiaries, officers and directors) for any actual or alleged infringement of any intellectual or industrial property right, including, without limitation, trademarks, service marks, patents, copyrights, misappropriation of trade secrets or any similar proprietary rights, based upon the Agreement or any portion thereof furnished or utilized by such party or based on the other party's use thereof. Each party further agrees to indemnify and hold the other party and its affiliates harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees) associated with any such claim or action. Each indemnifying party shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing.

12. Publicity. Except as may be required by law, no party hereto shall issue advertising, promotional activity, press or publicity release relating to this Agreement without securing the prior written consent of such other party.

13. Confidentiality. 24/7 and TW covenant to each other that neither party shall disclose to any third party (other than its employees and directors, in their capacity as such, and the employees and directors of any affiliate on a need to know basis so long as they are bound by the terms of this Agreement) any information regarding the terms and provisions of this Agreement or any confidential information which has been identified as such by the other Party hereto except (i) to the extent necessary to comply with any law or valid order of a court of competent jurisdiction (or any regulatory or administrative tribunal), in which event the party so complying shall so notify the others as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information, if available; (ii) as part of its normal reporting or review procedure to its auditors or its attorneys, as the case may be, so long as they are notified of the provisions of this Agreement; (iii) in order to enforce its rights pursuant to this Agreement;
(iv) in connection with any filing with any governmental body or as otherwise required by law, including the federal securities laws and any applicable rules and

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regulations of any stock exchange or quotation system; and (v) in a confidential disclosure made in connection with a contemplated financing, merger, consolidation or sale of capital stock of 24/7 or TW. Information which is or should be reasonably understood to be confidential or proprietary includes, but is not limited to, information about the 24/7 Network, sales, cost and other unpublished financial information, product and business plans, projections, marketing data, and sponsors but shall not include information (a) already lawfully known to or independently developed by a party, (b) disclosed in published materials other than through a breach of these confidentiality provisions, (c) generally known to the public other than through a breach of these confidentiality provisions, (d) lawfully obtained from any third party or
(e) required to be disclosed by law.

14. Indemnification. TW shall indemnify and hold harmless 24/7, its advertisers and other suppliers and any related third parties, against and in respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by 24/7) as and when incurred, arising out of or based upon any act or omission or alleged act or alleged omission by TW in connection with the acceptance of, or the performance or non-performance by TW of, any of its duties under this Agreement or arising from the breach by TW of its warranties, representations or covenants contained in this Agreement. 24/7 shall indemnify and hold harmless the TW, against and in respect of any and all claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by TW) as and when incurred, arising out of or based upon any act or omission or alleged act or alleged omission by 24/7 in connection with the acceptance of, or the performance or non-performance by 24/7 of, any of its duties under this Agreement or arising from the breach by 24/7 of its warranties, representations or covenants contained in this Agreement.

15.     Representations, Warranties & Covenants

    A. Each party hereto represents and warrants that it has full power and authority to execute this Agreement and to take all actions required by, and to perform the agreements contained in, this Agreement, and that the each party's respective obligations under this Agreement do not conflict with its obligations under any other agreement by which the such party is bound.

    B. Each party represents, warrants and covenants that the performance of its respective obligations under this Agreement complies and will comply with all applicable federal, state, local and foreign laws and regulations.

16. No Poaching. TW agrees that, during the Term and for a period of one year from the end of the Term, neither it nor its affiliates will solicit or recruit the services of any 24/7 employees, or hire any such employees. 24/7 agrees that, during the Term and for a period of one year from the end of the Term, neither it nor its affiliates will solicit or recruit the services of any TW employees, or hire any such employees

17. No Waiver. This Agreement shall not be waived, modified, assigned or transferred except by a written consent to that effect signed by TW and 24/7. TW agrees that if it assigns or transfers this Agreement, it shall cause such successor, assignee, or transferee to assume all of the TW's obligations hereunder. Any assignment, transfer, or assumption shall not relieve the TW of liability hereunder.

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18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein, without regard to principles of conflicts of laws.

19. Notices. All notices required or permitted to be given hereunder shall be in writing and either hand-delivered, telecopied, mailed by certified first class mail, postage prepaid, or sent via electronic mail to the other party or parties hereto at the address(es) set forth below. A notice shall be deemed given when delivered personally, when the telecopied notice is transmitted by the sender, three business days after mailing by certified first class mail, or on the delivery date if delivered by electronic mail.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

21. Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, failure of communications systems or networks, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

22. Severability. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

23. Dispute Resolution. Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall the subject of resolution efforts by the Chief Executive Officers and General Counsels of each party for at least 30 days prior to any action being commenced. Any unresolved disputes shall be settled exclusively by arbitration. Such arbitration shall be conducted before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. If arbitration is commenced by 24/7, it shall take place in Seattle, Washington. If arbitration is commenced by TW, it shall take place in New York, New York. Judgment may be entered on the arbitrator's award in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the courts of Washington and New York for that purpose. The parties waive personal service in connection with any such arbitration; any process or other papers under this provision may be served outside Washington or New York by registered mail, return receipt requested, or by personal service, provided a reasonable time for appearance or response is allowed. All decisions

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of the arbitrator shall be final and binding on the parties. The parties shall equally divide all costs of the American Arbitration Association and the arbitrator. Each party shall bear its own legal fees in any dispute. The arbitrator may grant injunctive or other relief.

24. Independent Contractors. 24/7 Media and TW shall each act as independent contractors. Neither party shall exercise control over the activities and operations of the other party. 24/7 Media and TW shall each conduct all of its business in its own name and as it deems fit, provided it is not in derogation of the other's interests. Neither party shall engage in any conduct inconsistent with its status as an independent contractor, have authority to bind the other with respect to any agreement or other commitment with any third party, nor enter into any commitment on behalf of the other.

25. Headings: Headings stated in this Agreement are for convenience of reference only and are not intended as a summary of such sections and do not affect, limit, modify, or construe the contents thereof.

26. Audit Rights. Upon request from any party, such requesting party shall be given reasonable access and audit and verification documentation as the requesting party may reasonably request on not less than 30 days' notice in order to assure the other party's compliance with the terms of this Agreement. Such requests shall be limited to the scope of this Agreement and shall not be made more frequently than twice in any twelve-month period.

27. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements of the Parties with respect to the transactions set forth herein and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

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


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement this __ day of April 5, 1999 (the "Effective Date").


24/7 MEDIA, INC.


By:                   /s/ C. Andrew Johns
                      -------------------------------
Name:                     C. Andrew Johns
Title:                    EVP & CFO

E-mail address:       ajohns@247media.com
                      -------------------------------

TECHWAVE INC.:


By:                   /s/ Alan Koslov
                      -------------------------------
Name:                     Alan Koslov
Title:                    EVP Finance/General Counsel

E-mail address:       alank@techwave.com
                      -------------------------------

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